Exhibit 99.1

Press Release

	Contact:	Don R. Madison, CFO
FOR IMMEDIATE RELEASE		Powell Industries, Inc.
713-947-4422

POWELL INDUSTRIES NAMES NEW CHIEF OPERATING OFFICER

HOUSTON — DECEMBER 3, 2013 — Powell Industries, Inc. (NASDAQ: POWL), a leading supplier of custom engineered solutions for the management and control of electrical energy and other critical processes, today announced that Neil Dial has been named the Company’s Senior Vice President and Chief Operating Officer, a newly created position, effective December 1, 2013.

Mike Lucas, President and Chief Executive Officer, stated, “We are extremely pleased to welcome Neil to our leadership team.  He brings over 30 years of management experience in manufacturing businesses, with particular expertise in the electrical products industry.  He has a strong background in manufacturing, including lean enterprise and other productivity enhancing processes. We look forward to the benefit of his leadership and expertise.”

Before joining Powell, since 2008, Mr. Dial served as Senior Vice President of Global Operations for Power-One, a provider of high-efficiency, high-density power supply products, where he was responsible for manufacturing, supply chain management, logistics, facilities planning and program management.   Previously, from 2002 to 2008, he was Vice President and General Manager of the $1.2 billion North American division of Plexus Corporation, an electronic manufacturing service provider.  Prior to 2002, he held management positions in operations at Dell Computer, Adflex Solutions, Inc., and Motorola.  Mr. Dial holds a Bachelor of Business Administration from the University of Northern Iowa and a Master of Arts in Administration from the University of Northern Colorado.

Powell Industries, Inc., headquartered in Houston, engineers packaged solutions and systems for the control, distribution and management of electrical energy and other dynamic processes.  Powell markets include large industrial customers such as utilities, oil and gas producers, refineries, petrochemical plants, pulp and paper producers, mining operations, commuter railways and other vehicular transportation facilities.   For more information, please visit powellind.com.

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements.  In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy.  For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

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